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                                                                    EXHIBIT 99.2

On February 12, 2001, M&T Bank Corporation issued the following press release:


CONTACT: Michael S. Piemonte                FOR IMMEDIATE RELEASE

         (716) 842-5445                     Monday, February 12, 2001



             M&T BANK CORPORATION AND PREMIER NATIONAL BANCORP, INC.

                      MERGER CONSIDERATION ELECTION RESULTS

BUFFALO, N.Y. --- M&T Bank Corporation (NYSE:MTB)("M&T") today announced the election results from its recent acquisition of Premier National Bancorp, Inc. ("Premier").

M&T acquired Premier on Friday, February 9, for $21.00 per share in a transaction valued at $340 million. 50% of the Premier shares outstanding on the date of the merger agreement were exchanged for M&T common stock at an exchange ratio of .3091 of an M&T share for each Premier common share. Approximately 2,440,000 shares of M&T common stock were issued. The remaining Premier shares were exchanged for $21.00 in cash. The merger was structured as a tax-free exchange for shareholders to the extent they received stock, and was accounted for as a purchase transaction.

EquiServe acted as the exchange agent in connection with the merger and has tabulated the elections made by Premier shareholders pursuant to the terms of the merger. The results of the tabulation are as follows:

         STOCK ELECTION - Shareholders who made stock elections will receive 100% of their stock elections in M&T common stock (with fractional shares being paid in cash);

         CASH ELECTION - Shareholders who made cash elections will receive $21.00 in cash for each share of Premier common stock;

         NO ELECTION - Shareholders who made no election, failed to surrender Premier stock certificates or other required election documents, or whose election documents were not received by the exchange agent by 5:00 p.m. on Monday, January 29, 2001 received 65.54% in M&T common stock (with fractional shares being paid in cash) and


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the remaining 34.46% in cash at $21.00 for each share of Premier common stock.
The following example illustrates the allocation.

                      EXAMPLE FOR NON ELECTING SHAREHOLDERS

         Stock - 65.54%                                       Cash -34.46%

Premier shares not elected       100 shares      Premier shares not elected   100 shares

Stock Consideration Percentage x 65.54%
                                 -----

Shares Exchanged for Stock     = 65.54
Shares Exchanged (Rounded)       66              Shares Exchanged for Stock  = 66
                                                                               --
                                                 Shares Exchanged for Cash     34

Exchange Ratio                 x  0.3091         Cash per Premier share      x $21.00
                                  ------                                       ------

Shares of M&T Common Stock       20.4006 (1)     Cash Consideration            $714.00

         (1) Cash in lieu of fractional shares were paid at a rate of $67.935 per M&T share.

NOTE: STOCK AND CASH PAYMENTS CAN BE MADE ONLY UPON THE SURRENDER OF PREMIER NATIONAL BANCORP, INC. STOCK CERTIFICATES TO THE EXCHANGE AGENT TOGETHER WITH PROPERLY COMPLETED AND EXECUTED TRANSMITTAL MATERIALS IN THE FORM TO BE PROVIDED TO FORMER PREMIER SHAREHOLDERS.



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